Exhibit 99.1


    Monolithic System Technology, Inc. Announces Second Quarter 2005 Results



    SUNNYVALE, Calif.--(BUSINESS WIRE)--Aug. 3, 2005--Monolithic System Technology, Inc. (MoSys), (Nasdaq:MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory, today reported financial results for its second quarter ended June 30, 2005.

    Highlights

    --  Total net revenue increased 14 percent sequentially

    -- Launched 1T-SRAM 0.13-micron CLASSIC memory macros, which will address the needs of a broader customer base and shorten the design to revenue cycle

    -- Delivered 0.13-micron 1T-SRAM(R) Web-based memory compiler, which maximizes delivery of 1T-SRAM to new customers by equipping engineers with the ability to run what-if scenarios on new designs

    --  Appointed new Chief Executive Officer, Chet Silvestri

    Financial Results

    Total net revenue for the second quarter of 2005 increased to $3.1 million, compared to $2.7 million reported in the previous quarter and $3.4 million in second quarter of 2004.
    Total net revenue consisted of $1.9 million from licensing, $1.1 million in royalties and approximately $6,000 in product revenue. Licensing revenue for the second quarter increased 60 percent from the $1.2 million reported in the previous quarter and 48 percent from the $1.3 million reported in the same period a year ago. Second quarter licensing revenue reflected the consummation of several licensing contracts that were in negotiation during the past several quarters. Royalty revenues decreased 24 percent sequentially, due to seasonality in the consumer electronic business, and 21 percent year-over-year.
    Total operating expenses for the quarter were $3.6 million, and included an additional restructuring charge of $114,000 related to closure of the Company's Canadian research and development facility in the fourth quarter of 2004. The facility-related restructuring charge previously recorded in the fourth quarter of 2004 was $585,000.
    The gross margin percentage in the second quarter of 2005 was 80 percent, decreasing slightly from 83 percent in the first quarter of 2005, but increasing from the 74 percent gross margin reported in the second quarter of 2004. Net loss for the quarter was $579,000, or ($0.02) per share, compared to a net loss of $1.4 million, or ($0.04) per share, in the previous quarter and a net loss of $4.1 million, or ($0.13) per share, in the same period last year.
    "In the second quarter, we continued to build upon the momentum from the first quarter of 2005," commented Mark Voll, Chief Financial Officer of MoSys. "We sequentially decreased our per share loss by half and continued to see licensing revenue grow, both sequentially and year-over-year. We believe this progress is a direct result of the sales and marketing initiatives implemented over the last several quarters. Concurrently, we have been successful in managing our operating expenses, having a positive effect on our operating margin."
    Mr. Voll continued, "During the quarter, we enhanced our strategy of providing solutions that will increase the integration of our technology into our customers' designs. We believe our CLASSIC macros and the newly available 1T-SRAM memory compiler, announced during the second quarter, will increase the use of 1T-SRAM technologies with both existing and new customers and expand our penetration into the robust embedded memory SoC market."
    As previously announced by the Company, Chet Silvestri has been appointed as Chief Executive Officer. A 25-year veteran of the semiconductor industry with deep knowledge of intellectual property management, Mr. Silvestri has extensive experience in design engineering, marketing, sales, research and development and executive management. He most recently held the position of CEO at CEVA, a leading provider of licensable digital signal processor (DSP) cores and platform-level intellectual property (IP).

    Business Outlook

    MoSys' Chief Financial Officer, Mark Voll will update the business outlook and give guidance for the third quarter of 2005 during their earnings conference call at 2:15 p.m. PT on Wednesday, August 3, 2005. Mr. Chet Silvestri, MoSys' new CEO will also participate on this call.

    Second Quarter 2005 Financial Results Web Cast/ Conference Call

    MoSys management will host a live conference call and Web cast with investors today, August 3, 2005, at 2:15 p.m. Pacific time (5:15 p.m. Eastern time) to discuss the second quarter financial results and the business outlook going forward. Investors and other interested parties may listen to the live audio Web cast by visiting the investor relation's section of the MoSys Web site at http://www.mosys.com. A replay of the conference call will be available for 48 hours beginning at 5 p.m. Pacific time. The replay number is 1-888-286-8010 with a pass code of 63878071. A web cast replay will also be available on the company's website.

    About MoSys

    Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 90 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

    Forward-Looking Statements

    This press release may contain forward-looking statements about the Company including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM technology.
    Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees' products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
    1T-SRAM(R) is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.



                 MONOLITHIC  SYSTEM TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited)
Net Revenue
  Product                      $6        $681         $10        $843
  Licensing                 1,940       1,310       3,153       4,298
  Royalty                   1,121       1,415       2,587       2,768
                       ----------- ----------- ----------- -----------
    Total                   3,067       3,406       5,750       7,909
                       ----------- ----------------------- -----------

Cost of Net Revenue
  Product                      --         394          --         544
  Licensing                   609         483       1,075         858
                       ----------- ----------- ----------- -----------
    Total                     609         877       1,075       1,402
                       ----------- ----------- ----------- -----------
Gross Profit                2,458       2,529       4,675       6,507
                       ----------- ----------- ----------- -----------

Operating Expenses
  Research and
   development              1,320       1,968       2,923       4,194
  Selling, general and
   administrative           2,206       5,263       4,682       8,027
  Restructuring
   expenses                   114          --         114          --
                       ----------- ----------- ----------- -----------
    Total operating
     expenses               3,640       7,231       7,719      12,221
                       ----------- ----------- ----------- -----------

  Loss from operations     (1,182)     (4,702)     (3,044)     (5,714)
  Interest and other
   income                     605         269       1,118         630
                       ----------- ----------- ----------- -----------

  Loss before income
   taxes                     (577)     (4,433)     (1,926)     (5,084)
  Benefit (provision)
   for income taxes            (2)        378         (22)        508
                       ----------- ----------- ----------- -----------

Net loss                    $(579)    $(4,055)    $(1,948)    $(4,576)
                       =========== =========== =========== ===========

Net loss per share
  Basic                    ($0.02)     ($0.13)     ($0.06)     ($0.15)
                       =========== =========== =========== ===========
  Diluted                  ($0.02)     ($0.13)     ($0.06)     ($0.15)
                       =========== =========== =========== ===========


Shares used in
 computing net loss
 per share
    Basic                  30,465      30,786      30,453      30,816
    Diluted                30,465      30,786      30,453      30,816


                  MONOLITHIC SYSTEM TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                              June 30,   December 31,
                                               2005          2004
                                            ------------ -------------
                                            (unaudited)
Assets
Current Assets
  Cash, cash equivalents and short-term
   investments                                  $60,553       $62,349
  Accounts receivable - net                       1,224         1,996
  Unbilled contract receivable                      100            57
  Prepaid expenses and other assets               3,076         2,939
                                            ------------ -------------
    Total Current Assets                         64,953        67,341

  Long-term investments                          25,740        24,562
  Property and equipment - net                    1,051           685
  Goodwill                                       12,326        12,326
  Other Assets                                      593           539
                                            ------------ -------------
    Total Assets                               $104,663      $105,453
                                            ============ =============


Liabilities and Stockholders' Equity:
Current Liabilities:
  Accounts payable                                  $51          $120
  Accrued expenses and other liabilities          3,554         3,314
  Deferred revenue                                2,050         1,372
                                            ------------ -------------
  Total Current Liabilities                       5,655         4,806

   Long-term portion of restructuring
    liability                                       232           239

  Common stock and additional paid in
   capital                                       98,576        98,260
  Retained earnings                                 200         2,148
                                            ------------ -------------
Total Stockholders' Equity                       98,776       100,408
                                            ------------ -------------

  Total Liabilities and Stockholders'
   Equity                                      $104,663      $105,453
                                            ============ =============




    CONTACT: Monolithic System Technology, Inc., Sunnyvale
             Mark Voll, 408-731-1846
             markv@mosys.com
             or
             Shelton IR
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com